Exhibit 99.3

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                            MARRIOTT RESIDENCE INN II
                               LIMITED PARTNERSHIP
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                            1998 Third Quarter Report
                        Limited Partner Quarterly Update


Presented for your review is the 1998 Third Quarter Report for Marriott Residence Inn II Limited Partnership (the "Partnership"). A discussion of the Partnership's performance and Inn operations is included in the attached Form 10-Q, Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations. You are encouraged to review this report in its entirety. If you have any further questions regarding your investment, please contact Host Marriott Partnership Investor Relations at (301) 380-2070.

Potential Transaction

The General Partner previously advised you that it is reviewing strategic alternatives that could result in increased liquidity for Limited Partners. In December 1997, we reported that Host Marriott Corporation ("Host") on behalf of the General Partner, filed a preliminary Prospectus/Consent Solicitation Statement with the Securities and Exchange Commission. This statement proposed the consolidation (the "Consolidation") of this Partnership and five other limited partnerships into a publicly traded real estate investment trust ("REIT"). Subsequently, we reported to you that there were existing REITs active in the moderate price and extended-stay hotel segment that had expressed an interest in acquiring some of the hotels owned by the six limited partnerships. The General Partner retained Merrill Lynch to advise the Partnerships with respect to these alternatives.

You may also be aware that although the hotel industry is generally continuing to report improving operating results, stock prices for the companies that own hotels, including REITs, have declined significantly from the price levels experienced in early 1998. There are a number of reasons given by the industry's analysts for this development ranging from increased supply in certain segments of the market to general economic concerns and global market trends influencing the US securities markets. In addition, the availability of bank credit and public debt has reduced dramatically in recent months. The effect of these developments is that many of the traditional purchasers of hotels such as those owned by the Partnership are restricted in their ability to raise capital to purchase hotels. Although over the past months we have reviewed various alternatives, to date, there have been no acceptable offers from third parties to purchase the Partnership's hotels.

These same market conditions have adversely affected the proposed Consolidation that would form a new REIT focused on limited service hotels. The original Consolidation plan included an initial public offering of the REIT's common shares. We have been advised that it would be difficult to raise the appropriate level of outside equity and that the perceived benefits of the Consolidation are not achievable. Therefore, we are not pursuing the plan to form a new REIT.

We are continuing to work with Merrill Lynch to explore alternatives designed to maximize the long term value of your investment. We will promptly advise you of any developments.

Cash Distributions

As previously reported, the Partnership's property improvement fund is forecasted to be insufficient this year. An additional shortfall in 1999 is currently being projected. The General Partner has begun discussions with the Manager in order to resolve this shortfall. However, this shortfall combined with increased competition in the markets where the Inns operate will impact the Partnership's ability to make cash distributions to the Limited Partners. At this time, we do not anticipate being able to make a cash distribution from 1998 operations.

Secondary Market Activity

We are aware of a number of third party solicitations for this Partnership's limited partner units. Although we are not in a position to advise you as to whether you should accept such offers, limited partners should be aware that the Partnership Agreement contains certain restrictions on the assignment of partnership interests. Among these restrictions is a prohibition on sales of additional Partnership interests in any calendar year if such additional transfers would result in the Partnership not being able to qualify for at least one of the "safe harbors" which govern the circumstances under which a limited partnership will cease to be treated as a partnership and will instead be treated as a corporation for tax purposes. If Partnership sales activity for 1998 brings the Partnership to the safe harbor limit for 1998, the Partnership would be unable to allow additional unit sales in 1998. You should check with the General Partner before signing any sale document to determine if your transfer can be accepted.

In addition to reviewing the information provided in this report, we encourage you to consult with your financial and tax advisors when deciding if you should sell your Partnership units. Due to the allocation of tax losses and income to you over the life of the Partnership as well as any cash distributions paid to you, your tax basis in this investment may be significantly lower than your original investment amount. Therefore, there may be negative tax effects resulting from the sale of these units that may impact your decision to sell. Once you have begun the sale process we will do whatever is in our power to facilitate the transfer of your units. Please note, the General Partner does not charge a fee in connection with the transfer of Partnership units. If you wish to effect a transfer, please contact our transfer agent, Trust Company of America/Gemisys, at 1-800-797-6812 for the necessary documents.

Amounts  Paid to the General  Partner and Marriott  International,  Inc and
Affiliates

The chart below summarizes amounts paid (in thousands) to the General Partner and Marriott International, Inc. and affiliates for the thirty-six weeks ended September 11, 1998 (unaudited):

General Partner:
  Administrative expenses reimbursed...................$         209
  Capital distribution.................................           35
                                                       -------------
                                                       $         244
Marriott International, Inc. and Affiliates:
  Residence Inn system fee.............................$       1,938
  Chain services and Marriott Rewards Program..........        1,417
  Marketing fund contribution..........................        1,211
  Base management fee..................................        1,018
  Incentive management fee.............................          846
                                                       -------------
                                                       $       6,430

Estimated 1998 Tax Information

Based on current projections, estimated taxable income of $110 will be allocated to each limited partner unit for the year ending December 31, 1998.

The 1998 tax information, used for preparing your Federal and state income tax returns, will be mailed no later than March 15, 1999. To ensure confidentiality, we regret that we are unable to furnish your tax information over the telephone. Unless otherwise instructed, we will mail your tax information to your address as it appears on this report. Therefore, to avoid delays in delivery of this important information, please notify the Partnership in writing of any address changes by January 31, 1999.